Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

TO THE

CERTIFICATE OF AMENDMENT

OF

STARK NOVUS FINANCIAL INC.

Stark Novus Financial Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Stark Novus Financial Inc.

SECOND: A Certificate of Amendment (the “Certificate of Amendment”) of the Corporation’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was filed by the Secretary of State of Delaware (the “Secretary of State”) on December 15, 2025. The Certificate of Amendment requires correction as permitted by Section 103 of the DGCL.

THIRD: The Certificate of Amendment is an inaccurate record of the corporate action referred to therein because the amendment to the Certificate of Incorporation specified in the Certificate of Amendment was not adopted by a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with Section 242 of the DGCL.

FOURTH: As a result of such inaccuracy, the Certificate of Amendment should not have been filed with the Secretary of State and is hereby rendered null and void.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by an authorized officer on this 20th day of October, 2026.

STARK NOVUS FINANCIAL INC.

By:	/s/ Alexander Matina
Name:	Alexander Matina
Title:	Authorized Officer